Exhibit 10.1

23 June 2008

Empire Resources, Inc.

One Parker Plaza

Fort Lee, NJ 07024

LETTER OF UNDERSTANDING OF BUSINESS RELATIONSHIP IN NORTH AMERICA

This letter outlines the mutual arrangement between Empire Resources Incorporated (Empire) and Hulamin Rolled Products (Hulamin) as at 23 June 2008. This arrangement supersedes the agreement as captured in the letter dated 10 August 2007 as signed by Empire and Hulamin.

Hulamin recognises and appreciates the historic partner role played by Empire in the distribution of Hulamin’s products in North America.

Hulamin may, from 10 August 2008, conclude sales of its products to those North American customers who wish to procure directly from Hulamin. Subject to the availability of product, Hulamin will continue to work closely with Empire in satisfying market requirements, recognizing that Empire remains an important customer for Hulamin.

Hulamin and Empire warrant that neither party will have any claim for compensation of any type against one another arising out of this arrangement or the termination of the agreement dated 10 August 2007, save for quality complaints and other standard pre-existing claims.

This arrangement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa and the parties consent to and submit to the exclusive jurisdiction of the South African courts.

This arrangement is of an evergreen nature and can be terminated by either party on twelve months written notice.

/s/ Frank Bradford	23/06/08	/s/ Nathan Kahn	06-24-08
Frank Bradford		Nathan Kahn
For Hulamin Rolled Products		For Empire Resources, Inc.